Exhibit 10.1

LICENSE AND SUPPLY AGREEMENT

This LICENSE and SUPPLY AGREEMENT (this “Agreement”) is entered into as of April 23, 2012 (the “Effective Date”) by and between Nephros, Inc., a Delaware corporation with its principal office at 41 Grand Ave, River Edge, NJ 07661, represented by its Chief Financial Officer Gerald J. Kochanski (“Nephros”), and Medica S.p.A., with registered office in Medolla (MO), Via Degli Artigiani, 7 - 41036, represented by its CEO Luciano Fecondini (“Medica”), and sometimes herein referred to individually as a “Party” and collectively, as the “Parties”.

RECITALS

1.          Medica develops, manufactures, markets and sells ultrafiltration products based in part upon a proprietary ultrafiltration technology

2.          Nephros currently markets and sells ultrafiltation products based upon its own proprietary ultrafiltration technology and products based in part upon Medica’s proprietary ultrafiltration technology.

3.          Nephros wishes to exclusively market and sell the Medica Products (defined below) on a worldwide basis in conjunction with the Nephros Products (defined below)and Medica wishes to grant such rights to Nephros pursuant to the terms and subject to the conditions set forth in this Agreement.

4.          Nephros and Medica wish to enter into an exclusive supply arrangement for the Medica Products and the Nephros Products pursuant to the terms and subject to the conditions set forth in this Agreement and Schedule 3 hereto (the “Pricing Schedule”).

5.          Nephros and Medica have collaborated to develop and improve certain of the Medica Products and wish to memorialize the rights of the Parties with respect to thereto pursuant to the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual representations, warranties and covenants contained herein, the Parties agree as follows:

1.          Definitions

1.1       “Affiliate” of a Party hereto means any entity which controls, is controlled by or is under common control with, such Party. For purposes of this definition, a Party shall be deemed to control another entity if it owns or controls, directly or indirectly, at least fifty percent (50%) of the voting equity of another entity (or other comparable ownership interest for an entity other than a corporation) or if it has management control of the other entity. Any reference in this Agreement to a Party shall include the Affiliates of that Party (unless the context requires otherwise).

1.2       “Agents” shall mean any officer, director, employee, agent, subcontractor, or other authorized representative of a Party or Person.

1.3       “Applicable Law” shall mean: (a) all laws, statutes, constitutions, treaties, rules, regulations, ordinances, codes, guidance, and common law; and (b) all judicial, executive, legislative, administrative or military orders, directives, decrees, injunctions, judgments, Permits, agreements, and other legal requirements, in each case, of, with, or adopted or imposed by any Governmental Authority, now or hereafter in effect and, in each case, as amended from time to time, including, without limitation, any of the foregoing that relate to or govern (i) the manufacture, quality, marketing, sale, promotion, storage handling, distribution or disposal of the Product and (ii) health, safety, industrial hygiene, or sanitation.

1.4       “cGMP” means the current applicable regulatory requirements for current good manufacturing practices promulgated by the FDA applicable to the Products as well as those required by other Regulatory Authorities in the Territory, as the same may be amended from time to time.

1.5       “Change of Control” shall mean, with respect to a Party, any event in which: (a) any Person or group (as such term is defined in the U.S. Securities Exchange Act of 1934, as amended) acquires beneficial ownership of securities of such Party representing more than fifty percent (50%) of the voting power of the then outstanding securities of such Party with respect to the election of directors of such Party; (b) a Party enters into a merger, consolidation, or similar transaction with any Person in which such Party is not the surviving entity in such transaction; or (c) a Party enters into a transaction to sell to any Person, in one or more related transactions, assets (i) representing all or substantially all of such Party’s assets, (ii) representing all or substantially all of such Party’s assets, or (iii) solely with respect to Medica, all or substantially all of its assets relating to the Products, including without limitation, the Medica IP; provided, however, that with respect to Nephros, no transaction with Lambda Investors LLC or any Affiliate thereof shall constitute a Change of Control.

1.6       “Claim” shall mean any claim, suit, action, cause of action, proceeding, investigation, dispute, demand, order, directive, obligation, loss, injury, liability, damage, deficiency, assessment, fine, penalty, forfeiture, judgment, lien, diminution of value, notice of violation or non-compliance, cost, and expense, including, without limitation, attorneys’ fees and expenses incurred to enforce this Agreement, cost of defense, and cost of settlement.

1.7       “Commercialization” means any and all activities directed to marketing, promoting, distributing, offering for sale and selling the Products. When used as a verb, “Commercialize” means to engage in Commercialization.

1.8       “Confidential Information” shall have the meaning ascribed to such term in Section 9.1.

1.9       “Direct Claim” shall have the meaning ascribed to such term in Section 10.5.

1.10     “Disclosing Party” shall have the meaning ascribed to such term in Section 9.1.

1.11     “FDA” shall mean the U.S. Food and Drug Administration.

1.12     “Governmental Authority” shall mean any national, state, commonwealth, provincial, local or foreign governmental authority, entity, body, branch, agency, department, bureau, board, commission, officer, official, court, adjudicator, tribunal, or other entity, including any Agent, division or subdivision thereof in the Territory exercising executive, legislative, judicial, regulatory or administrative authority over the manufacture, quality, marketing, sale, promotion, storage, handling, testing, labeling, packaging, distribution, supply or disposal of medical device products, including, without limitation, any and all state, commonwealth, provincial, local and foreign equivalents.

1.13     “Indemnitee” shall have the meaning ascribed to such term in Section 10.3.1.

1.14     “Indemnitor” shall have the meaning ascribed to such term in Section 10.3.1.

1.15     “Installment Payments” shall have the meaning ascribed to such term in Section 4.1.

1.16     “Intellectual Property” means all worldwide patents, copyrights, trademarks, service marks, logos, package designs, trade names, trade secrets, rights in data and all other intellectual property rights (in each case whether registered or unregistered), and including all applications and registrations with respect thereto.

1.17     “Invalidity Claim” shall have the meaning ascribed to such term in Section 8.4.1.

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1.18     “Joint Invention” means, whether or not protected or protectable, and whether or not Confidential Information, all enhancements, technical modifications, inventions, improvements, technology, data, works, designs, discoveries, tool drawings, manufacturing processes and revisions to the Products that are conceived, reduced to practice, created, written, designed, developed, authored, or made by a Party, its Affiliates or Agents, or any Person on behalf of a Party alone or in combination with others, directly relating to the Products, or derived from a Party’s practice of the Joint Patents.

1.19     “Joint Patents” means: (a) the Patents Rights recited in Schedule 1; (b) the Patent Rights covered by the Joint Inventions; and (c) any and all divisions, continuations, continuations-in-part, patents of addition, reissues, renewals, extensions, registrations, confirmations, re-examinations, supplementary protection certificates or the like of any such Patent Rights and any patents issuing thereon, and foreign equivalents of any of the foregoing in the Territory to the extent such Patent Rights relate to (a) or (b) of this Section 1.19.

1.20     “Medica IP” means Intellectual Property owned or controlled by Medica and which is used in or to develop or manufacture the Products, including without limitation, Medica’s, right, title and interest in and to the Joint Patents and the Joint Inventions.

1.21     “Medica Products” shall mean any Medica filtration products based in whole or in part upon Medica’s proprietary Medisulfone fiber technology and/or other polysulfone based hollow fiber or technology in existence as of the Effective Date or developed at any time during the Term, including, without limitation, those covered under Schedule 2 (the “Product Schedule”), but subject to the exclusions set forth in the Product Schedule.

1.22     “Nephros IP” means Intellectual Property owned or controlled by Nephros and which is used in or to develop or manufacture the Products, including without limitation, Nephros’s, right, title and interest in and to the Joint Patents and the Joint Inventions.

1.23     “Nephros Products” shall mean any Nephros filtration products based in whole or in part upon Nephros’s proprietary ultrafiltration technology in existence as of the Effective Date or developed at any time during the Term, including, without limitation, those covered under the Product Schedule.

1.23     “Net Sales” means, for any period of determination, the aggregate amount invoiced by Nephros (or any Affiliate, permitted successor, permitted assignee, or agent of Nephros) to a third party distributor, agent, contractor or end user for the sale of a Products during such period less the following amounts that are actually incurred, allowed and taken or specifically allocated and not already reflected in the amount invoiced: (a) reasonable credits, refunds and allowances for spoiled, damaged, outdated and returned Products, (b) trade volume and cash discounts and rebates (including coupons and government charge-backs) in amounts that are usual and customary to the trade, and (c) sales, use, and other like taxes, excluding income tax. The amounts of any deductions accrued pursuant to clauses (a) – (c) shall be determined from books and records maintained in accordance with U.S. GAAP, consistently applied, and shall only be deducted once and only to the extent not otherwise deducted from the aggregate amount invoiced. “Net Sales” shall not include revenue received by Nephros (or any of its Affiliates) from transactions with an Affiliate, where the Product in question will be resold to an independent third party distributor, agent or end user by the Affiliate where such revenue received by the Affiliate from such resale is included in Net Sales.

1.24     “Patent Rights” means all existing patents and patent applications and all patent applications hereafter filed, including any continuations, continuations-in-part, divisions, or any substitute applications, any patent issued with respect to any such patent applications, any reissue, reexamination, renewal or extension (including any supplementary protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing, or as applicable portions thereof or individual claims therein.

1.25     “Permit” shall mean any application permit, authorization, license, approval, registration, franchise, certificate, permission, exemption, consent, variance, or equivalent decision or document of, from, or required or issued by any Governmental Authority or under any Applicable Law, as amended or supplemented from time to time.

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1.26     “Person” shall mean and include, without limitation: (a) any corporation, partnership, limited liability company, joint venture, joint stock company, association, trust, business trust, estate, unincorporated organization, or other business entity recognized under Applicable Law, other than the Nephros or Medica; (b) any Governmental Authority; or (c) any individual.

1.27     “Plan” shall have the meaning ascribed to such term in Section 4.9.

1.28     “Products” shall mean collectively, the Medica Products and the Nephros Products.

1.29     “Supply Schedule” shall have the meaning ascribed to such term in the Recitals.

1.30     “Quarterly Reports” shall have the meaning ascribed to such term in Section 4.2.

1.31     “Raw Materials” shall have the meaning ascribed to such term in Section 5.3.

1.32     “Receiving Party” shall have the meaning ascribed to such term in Section 9.1.

1.33     “Regulatory Authority” means any national, regional, state, provincial or local regulatory agency, department, bureau, commission, council or other governmental authority in the Territory involved in the granting of approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations for the marketing, sale, manufacturing, testing, labeling, packaging, shipping or supply of medical devices.

1.34     “Royalty Term” shall have the meaning ascribed to such term in Section 4.2.

1.35     “Specifications” means the written specifications for a Product mutually agreed upon by the Parties including as are mutually agreed in writing by the Parties from time to time after the Effective Date and during the Term, which shall become a part of and incorporated by reference in this Agreement.

1.36     “Supply” means the manufacture, processing, testing, storing, labeling and packaging for and sale and delivery of the Products by Medica for Nephros and its Affiliates and Nephros’s designated sublicensees and distributors.

1.37     “Supply Interruption” shall have the meaning ascribed to such term in Section 5.3.

1.38     “Term” shall have the meaning ascribed to such term in Section 11.1.

1.39     “Territory” means worldwide, excluding Italy.

1.40     “Third Party” means any Person other than Nephros and Medica and their respective Affiliates.

1.41     “Third Party Claim” shall have the meaning ascribed to such term in Section 10.3.1.

2.          Licenses and Grants.

2.1        Commercialization License. Subject to the terms and conditions of this Agreement, Medica hereby grants to Nephros, and Nephros accepts, an exclusive, worldwide license, with right of sublicense, under Medica’s IP to Commercialize the Products in the Territory. Medica covenants and agrees with Nephros that during the Term Medica will not grant any license or similar right with respect to the Products to Commercialize, or to make or have made the Products for sale in the Territory.

2.2.        Manufacturing License. Subject to the terms and conditions of this Agreement, Nephros hereby grants to Medica, and Medica accepts an exclusive, worldwide license under the Nephros IP to make and have made the Products during the Term under the terms and conditions set forth in this Agreement. Nephros covenants and agrees with Medica that during the Term Nephros will not grant any license or similar right with respect to the Products to Commercialize, or to make or have made the Products for sale in the Territory.

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2.3.       Joint Inventions. Each Party hereby grants to the other Party an exclusive (as to Third Parties), royalty-free, license under the Joint Inventions solely in furtherance of the license grants set forth in Section 2.1 and Section 2.2.

2.4.       Trademarks. Subject to the terms and conditions of this Agreement, Medica hereby grants to Nephros, and Nephros accepts, an exclusive, license to use Medica’s “EpoSafe” and “Medisulfone” marks and variations of same in the Territory solely in conjunction with the sale and distribution of the Products.

2.4.       Reservation of Rights. Each Party retains all rights in and to its intellectual property not specifically granted to the other Party in Section 2.1 through Section 2.4.

2.5       Expansion of Territory. No earlier than the third anniversary of this Agreement, the Parties may commence discussions concerning whether to include Italy as part of the Territory, which inclusion shall be at the sole option of Nephros. If Nephros elects to include Italy in the Territory, the transfer of that territory to Nephros shall be effected at no cost to Nephros.

3.         Other Rights and Obligations of the Parties.

3.1       Diligent Efforts. Nephros shall: (a) exercise diligent efforts to promote, market and establish and/or increase the sales of the Medica Products in the Territory to customers in both the private and institutional sectors; (b) schedule periodic discussions, or as Medica may request, between Medica’s representatives and Nephros’s personnel in order to facilitate the dissemination of information about the Medica Products and any promotional and marketing programs related to the Medica Products; (c) inform each of its customers in a timely manner of such programs; and (d) prominently display and actively promote the Medica Products at any tradeshows and other trade meetings which Nephros attends when consistent with the application of the Medica Products. Nephros shall further, employ and maintain at all times, at its cost and expense, professional service representatives in sufficient number for the full promotion, marketing and sale of the Medica Products in the Territory. Any and all such professional service representatives shall be deemed Agents of Nephros and not those of Medica, and Nephros shall train such professional service representatives and direct their activities to ensure that all sales targets are achieved.

3.2       Minimum Sales Targets. During the Term Nephros shall comply with the following annual aggregate purchases from Medica.

Year	Minimum Purchase by Nephros from Medica
2012	€300,000
2013	€500,000
2014	€750,000

For calendar year 2015 and the remaining years of the Term, annual minimum amounts will be mutually negotiated between Medica and Nephros.

3.3       Information Sharing. Each Party shall provide the other Party with marketing materials, clinical trial data, other information relating to clinical use of the Products, quality control, approvals, recalls, adverse events and any other information developed or received by the other Party concerning the Products promptly upon such information being developed or becoming available to the other Party and in any event upon the request of Nephros or Medica, as applicable.

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3.4       Right to Audit. Each Party shall ensure that the other Party’s authorized representatives and, to the extent permitted by Applicable Law, each Governmental Authority having jurisdiction, may examine and inspect, during regular business hours, its facilities or, subject to any reasonable confidentiality restrictions or obligations relating thereto, such Party’s facilities and the facilities of any subcontractor used by it in the performance of this Agreement. This right to inspect may be exercised upon reasonable written notice at any time during the time periods when activities under this Agreement are taking place, or such longer period as shall be required by Applicable Law.

4.            Payments and Reports.

4.1       Installment Payments. Not in limitation of the royalty set forth in Section 4.3, as consideration for the license and other rights granted to Nephros under this Agreement, €1,500,000 will be due from Nephros to Medica during the Term in installments as follows:

Date	Payment
Effective Date	€500,000
January 25, 2013	€1,000,000
Total	€1,500,000

4.2       Royalties. As further consideration for the license and other rights granted to Nephros under this Agreement, for the period beginning on April 23, 2014 through and including December 31, 2022 (the “Royalty Term”), in addition to any payments set forth in this Section 4, Nephros shall pay to Medica a royalty rate of 3% of Net Sales of Products sold, subject to reduction as set forth in Section 5.6.

4.3       Royalty Reports and Payments. During the Royalty Term, Nephros shall make quarterly royalty payment reports (“Quarterly Royalty Reports”) to Medica on or before the sixtieth (60th) day following the end of the preceding calendar quarter. Each Quarterly Royalty Report shall cover the most recently completed calendar quarter and shall show (a) Products sold; (b) the Net Sales with respect to such Products; and (c) the royalties, in Euros, payable with respect to such Net Sales. Each Quarterly Royalty Report shall be accompanied by the payment shown as due on such Quarterly Royalty Report.

4.4       Manner of Payment. All sums due under this Agreement shall be payable in Euros by bank wire in immediately available funds to such bank account(s) as Medica shall designate. Nephros shall notify Medica as to the date and amount of any such wire transfer to Medica at least two (2) business days prior to such transfer. All overdue amounts due to Medica hereunder shall bear interest per month at the EURIBOR 360 Day rate + 500 basis points (calculated as a monthly equivalent rate) as published in the Financial Times as of the first business day of the month in which the overdue payment is due.

4.5       Taxes and Withholding. Except as set forth in this Section 4.6, all payments under this Agreement will be made without any deduction or withholding for or on account of any tax, duties, levies, or other charges unless such deduction or withholding is required by Applicable Law or regulations to be assessed against Medica. If Nephros is so required to deduct or withhold, Nephros will: (a) notify Medica of such requirement in writing; (b) pay to the relevant authorities the full amount required to be deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Medica; and (c) forward to Medica an official receipt (or certified copy) or other documentation reasonably acceptable to Medica evidencing such payment to such authorities.

4.6       Financial Record Keeping; Audits. Nephros shall keep books and accounts of record in connection with sales of the Products in sufficient detail to permit accurate determination of all figures necessary for verification of royalties to be paid hereunder. Nephros shall maintain such records for a period of at least five (5) years after the end of the calendar quarter in which they were generated; provided, however, that if any records are in dispute and Nephros has received written notice from Medica of the records which are in dispute, Nephros shall keep such records until the later of one (1) year or until such dispute is resolved. Upon reasonable notice to Nephros, Medica shall have the right to examine Nephros’s records to determine the correctness of the amount of royalties paid to Medica under the terms of this Agreement.

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4.7       Underpayments. If an audit conducted by Medica pursuant to Section 4.7 reveals that additional royalties were due to Medica under this Agreement, Nephros shall pay to Medica the additional royalties within thirty (30) days of the date Nephros receives written notice of such underpayment, together with interest thereon in accordance with Section 4.4 from the date such payment was originally due.

4.8       Equity Option Grant. Subject to the terms and conditions hereof. as further consideration for the license and other rights granted to Nephros under this Agreement, pursuant to the Nephros’s 2004 Stock Incentive Plan, as amended (the “Plan”), promptly following the execution and delivery of this Agreement, Nephros shall grant Medica options to purchase 300,000 shares of the common stock of Nephros. The exercise price for such options shall be the volume weighted average closing price of Nephros common stock for the ten (10) trading days preceding the Effective Date. Medica’s entitlement to such options shall be subject to: (a) monthly vesting over the initial three years of the Term; (b) approval by the Board; (c) Medica’s execution of a definitive stock option agreement in Nephros’s standard form; and (d) in all instances subject to the terms and conditions of the Plan.

5.            Manufacturing and Supply.

5.1       Supply. Subject to the terms and conditions hereof and in the Supply Schedule, during the Term, Medica shall exclusively Supply Nephros and Nephros’s Affiliates and their respective sublicensees and distributors with, and Nephros shall exclusively purchase from Medica, all of Nephros’s and its Affiliates’ or their respective sublicensees and distributors’ requirements for the Products in the Territory during the Term, pursuant to purchase orders delivered by Nephros or its Affiliate or Nephros’s Third Party distributor to Medica in accordance with Section 5.5.

5.2       Manufacturing Facility. Medica shall initially produce the Products at the following premises: SarMed s.r.l., Localita Sa Stoia – 09016 Iglesias, Italy. In the event that Medica is no longer able to meet the contractual conditions existing with Nephros on the Effective Date, Nephros will be entitled to cause Medica to qualify and cause a different supplier to manufacture the Products.

5.3       Raw Materials. Medica shall have responsibility for the procurement, manufacture, quality control, processing, testing, storage, treatment and handling of all packaging, API and other raw materials, work-in-process and other materials used for Supply (collectively, “Raw Materials”). Medica shall Supply the Products in accordance with the terms and conditions of this Agreement and the applicable Product Schedule, Specifications and GMP. Medica shall be solely responsible for disposing of all Raw Materials and wastes arising from its performance hereunder and for performance of its obligations hereunder in accordance with Applicable Law in effect at the time and place of manufacture of the Products.

5.4       Quality Control. All quality control processes and procedures relating to the Products shall be the sole cost and responsibility of Medica. Medica shall conduct quality control testing of Products prior to shipment in accordance with the applicable Specifications and Applicable Law. Medica shall prepare and retain records pertaining to such testing as required by Applicable Law and Medica’s standard operating procedures. With every finished lot Medica will provide Nephros with a Certificate of Conformity showing that the products have been manufactured to specifications and pass all QC testing.

5.5       Forecasts, Order and Delivery of Products.

5.5.1       In order to assist Medica in planning production, Nephros shall deliver to Medica in advance of each calendar quarter a quarterly rolling forecast of the quantities of Products required by Nephros (and/or its Affiliates or their respective sublicensees and distributors), by calendar month, for the following calendar quarter. The quantities of Product set forth in the first month contained in any such quarterly forecast shall be firm and binding on Nephros. The forecasts for the quantities of Products set forth in the remaining months of the forecast period shall be non-binding good faith estimates of Nephros’s Product requirements for such months and shall be used by Medica for production planning. Except as provided in this Section 5.5.1, forecasts provided by Nephros or its Affiliates or their respective sublicensees and distributors shall be for the sole purpose of assisting Medica in its planning. Medica shall, no later than ten (10) days after receipt of each such forecast, notify Nephros in writing of any objections or prospective problems in meeting Nephros’s forecasted requirements.

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5.5.2       Nephros shall furnish to Medica binding purchase orders for the quantities of Products which Nephros shall purchase and Medica shall deliver. Such purchase orders shall be delivered by Nephros at least eight (8) weeks in advance of the delivery date specified therein. Medica shall maintain a quantity of safety stock of the Products equal to the monthly average of the preceding quarterly forecast. Medica shall notify Nephros promptly (but in no event in less than ten (10) days after becoming aware) that Medica has less inventory of Product on hand than has been forecasted by Nephros for the next four (4) weeks. Medica shall, within ten (10) days after its receipt of such purchase order, acknowledge such receipt and confirm that Medica can Supply the purchase order. Each such purchase order shall designate the quantity of Product ordered and the date by which Medica must deliver the Product to Nephros or to Nephros’s Affiliates or any Third Party designated by Nephros. No provision of any purchase order submitted by Nephros or its Affiliate or Nephros’s Third Party designated by Nephros or of any confirmation or acknowledgement submitted by Medica shall be controlling to the extent it sets forth any terms or conditions that are additional to, or in conflict or inconsistent with, the terms or conditions of this Agreement or the Supply Schedule.

5.5.3       Medica shall deliver the quantities of Product set forth in each purchase order Ex Works Incoterms 2010 edition, published by the International Chamber of Commerce, ICC Publication 560) at Medica’s facility to Nephros’s designated carrier as specified by Nephros in the applicable purchase order. Nephros reserves the right to designate the carrier for shipment from the Medica’s facility provided that Medica has approved such carrier for the facility, such approval not to be unreasonably withheld, conditioned or delayed. Risk of loss and damage to Product shall pass to Nephros when the Product is delivered to Nephros at Nephros’s designated carrier.

5.6       Supply Interruption. In the event of a Supply Interruption, other than as a result of an act or omission by Nephros or any of its Affiliates or sublicensees or distributors, which Medica has not cured within thirty (30) days after receipt of written notice from Nephros detailing the Supply Interruption by delivering to Nephros all outstanding purchase orders, not in limitation of any other rights or remedies available to Nephros under this Agreement or otherwise, Nephros shall be entitled to a reduction of the royalty rate payable under Section 4.3 to 1% on the affected Products during the duration of the Supply Interruption and, once cured, for an additional period equivalent to the duration of the Supply Interruption. A “Supply Interruption” will be deemed to have occurred and continuing if Nephros has ordered Product from Medica and Nephros documents that during a period of at least two (2) consecutive months Nephros has not received at least eighty percent (80%) of those quantities of Product so ordered. Notwithstanding the foregoing, no Supply Interruption will be deemed to have occurred if the applicable purchase orders referenced above exceed one hundred twenty percent (120%) of the applicable quantities of Product set forth in the forecast delivered by Nephros for the calendar quarter immediately preceding such purchase order. Medica shall be deemed to have cured such Supply Interruption upon delivery to Nephros quantities of Product covered under such outstanding orders but only for that amount which does not exceed one hundred twenty percent (120%) of the applicable quantities of Product set forth in the forecast delivered by Nephros for the calendar quarter immediately preceding such purchase order.

5.7       Invoice. Medica shall invoice Nephros for all quantities of Product delivered in accordance herewith. Each invoice shall be delivered concurrently with each shipment of Product. In accordance with Section 4.5, payment shall be due within forty five (45) days after delivery of the invoice with respect thereto; provided, however, that if Nephros rejects such shipment pursuant to Section 5.9, then payment shall be due within forty five (45) days after receipt by Nephros of replacement Product.

5.8       Price; Price Escalation. The price for Product delivered hereunder, including any applicable discounts relating to samples, shall be as set forth in the Supply Schedule. Prices shall be subject to increase no more than once per annum, based upon documented increases in direct labor and material costs. Any price increase hereunder shall be implemented in the calendar year following the year in which the increase occurred and shall be subject to a three percent (3%) annual increase limit.

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5.9       Product Not in Compliance with Purchase Order. Within thirty (30) days after receipt of any Product, Nephros or its agent shall perform an examination of the documentation, if any, provided with each shipment of Product, and shall determine whether such Product meets the requirements of the applicable purchase order. In the event that Nephros determines, within such thirty (30) day period, that any Product supplied by Medica does not conform to the applicable purchase order, Nephros shall give Medica written notice thereof and the reason(s) therefor within thirty (30) days after receipt thereof. If Nephros does not submit written notice of rejection within such thirty day period, such Product shall be deemed accepted by Nephros. If a shipment is rejected, Medica shall have the right, and if such right is exercised shall not be deemed in default hereunder to: (a) correct such shipment to conform to the applicable purchase order; or (b) grant Nephros a credit on that portion of the shipment that is nonconforming.

5.10     Inspections by Regulatory Authorities. Medica shall allow representatives of any Regulatory Authority to inspect the relevant parts of the facility where the Supply of Product is carried out and to inspect the lot, batch and other manufacturing records to verify compliance with cGMP and ISO 13485 and other Applicable Law and practices and shall promptly notify Medica of the scheduling of any such inspection relating to Supply. Medica shall promptly send to Nephros a copy of any reports, citations, or warning letters received by Medica in connection with an inspection by a Regulatory Authority to the extent such documents relate to or affect Supply.

6.            Representations and Warranties.

6.1       Representations of Medica. Medica hereby represents and warrants to Nephros that the following statements are and shall be true and correct in all material respects:

6.1.1       Organization and Good Standing. Medica: (a) is an entity duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation; (b) has the entity power and authority to conduct the business in which it presently is engaged, to enter into this Agreement, and to perform its obligations hereunder; (c) is qualified to do business in, and is in good standing in, each jurisdiction where the nature of its business in such jurisdiction requires it to be so qualified; and (d) is in good standing with regard to manufacturing quality control with respect to the requirements of the FDA and ISO or other jurisdictions in the Territory which Nephros intends to sell the Products.

6.1.2       Authorization and Binding Effect. All corporate action on the part of Medica and its officers and directors necessary for the authorization, execution, and delivery of this Agreement and for the performance of all of Medica’s obligations hereunder has been taken, and this Agreement, when executed and delivered, shall constitute a valid and legally binding obligation of Medica enforceable against Medica in accordance with the terms of this Agreement, except as enforceability may be limited by bankruptcy, insolvency, and other laws affecting creditors’ rights generally or by general equitable principles.

6.1.3       Execution, Delivery and Performance. The execution, delivery, and performance by Medica of this Agreement do not: (a) violate or breach the certificate of incorporation, articles of association, bylaws, or other constituent documents of Medica; (b) violate or conflict with any Applicable Law; (c) violate, breach, cause a default under, or otherwise give rise to a right of termination, cancellation, or acceleration with respect to (presently, with the giving of notice or the passage of time), any agreement, contract, or instrument to which Medica is a party or by which any of its assets are bound; or (d) result in creation or imposition of any lien, pledge, mortgage, claim, charge, or encumbrance upon any assets of Medica.

6.1.4       Governmental and Other Consents. No consent, authorization, license, Permit, registration or approval of, or exemption or other action by, any Person is required in connection with Medica’s execution and delivery of this Agreement or with the performance by Medica of its obligations hereunder that has not been obtained.

6.1.5       No Litigation. To Medica’s knowledge, no Third Party has filed, or threatened in writing to file any claim, lawsuit, charge, complaint or other action alleging infringement of any Medica IP in the Territory.

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6.1.6       Existence and validity of Medica IP. Any registered Medica IP that is valid and subsisting in the Territory.

6.1.7       Inconsistent Obligations. Medica has, as of the Effective Date, no obligation or commitment, and will not, during the Term, assume or undertake any obligation or commitment, that is inconsistent with its obligations under, or the terms and conditions of, this Agreement.

6.1.8       Supply of Product. Medica shall ensure its ability to supply Product in accordance with the terms of this Agreement.

6.1.9       Specifications and Regulatory Compliance. When supplied, the Products shall be manufactured in accordance with the applicable Specifications, and all other requirements of the FDA and other Applicable Laws and in accordance with cGMP and current E.U. Good Manufacturing Practices.

6.1.10     Approvals. Medica has, and during the Term Medica shall maintain, all necessary and appropriate approvals with the FDA and each other applicable Governmental Authority to qualify Medica as a supplier of the Products, and Medica shall: (a) respond fully and accurately to all inquiries directed to it by any Governmental Authority (and Medica shall promptly notify Nephros of same and provide copies of all such written inquiries and Medica’s written responses and submissions relating thereto); (b) assist Nephros in responding to inquiries directed to any of them by any Governmental Authority and relating to the Products; and (c) provide a Governmental Authority with such information and data as is requested by such Governmental Authority with respect to the manufacture of the Products (and Medica shall promptly provide copies thereof to Nephros).

6.2       Representations of Nephros. Nephros hereby represents and warrants to Medica that the following statements are and shall be true and correct in all material respects:

6.2.1       Organization and Good Standing. Nephros: (a) is a corporation duly organized, validly existing, and in good standing under the laws of Delaware; (b) has the corporate power and authority to conduct the business in which it presently is engaged, to enter into this Agreement, and to perform its obligations hereunder; and (c) is qualified to do business in, and is in good standing in, each jurisdiction where the nature of its business in such jurisdiction requires it to be so qualified.

6.2.2       Authorization and Binding Effect. All corporate action on the part of Nephros and its officers and directors necessary for the authorization, execution, and delivery of this Agreement and for the performance of all of Nephros’s obligations hereunder has been taken, and this Agreement, when executed and delivered, shall constitute a valid and legally binding obligation of Nephros enforceable against Nephros in accordance with the terms of this Agreement, except as enforceability may be limited by bankruptcy, insolvency, and other laws affecting creditors’ rights generally or by general equitable principles.

6.2.3       Execution, Delivery and Performance. The execution, delivery, and performance by Nephros of this Agreement do not: (a) violate or breach the certificate of incorporation, articles of association, bylaws, or other constituent documents of Nephros; (b) violate or conflict with any Applicable Law; (c) violate, breach, cause a default under, or otherwise give rise to a right of termination, cancellation, or acceleration with respect to (presently, with the giving of notice or the passage of time), any agreement, contract, or instrument to which Nephros is a party or by which any of its assets are bound; or (d) result in creation or imposition of any lien, pledge, mortgage, claim, charge, or encumbrance upon any assets of Nephros.

6.2.4       Governmental and Other Consents. No consent, authorization, license, Permit, registration or approval of, or exemption or other action by, any Person is required in connection with Nephros’s execution and delivery of this Agreement or with the performance by Nephros of its obligations hereunder that has not been obtained.

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6.2.5       Inconsistent Obligations. Nephros has, as of the Effective Date, no obligation or commitment, and will not, during the Term, assume or undertake any obligation or commitment, that is inconsistent with its obligations under, or the terms and conditions of, this Agreement.

7.            Right of First Refusal.

7.1       Right of First Refusal. If at any time during the term of this Agreement and for one year thereafter, Medica intends to accept an offer from any Person to pursue a Change of Control of Medica Water Division (“MWD”), any or all of the Medica Products, the Medisulfone fiber technology or the proprietary process for manufacturing such fiber, or a Change of Control of Medica or any affiliate thereof which would effect a direct or indirect Change of Control of MWD, it shall first notify Nephros of such intent. Nephros shall have a period of one hundred twenty (120) days from the date of receipt of such notice in which to exercise a right of first refusal with respect to such transaction, which shall be by written notice provided to Medica. If Nephros shall exercise such right, then Nephros and Medica shall enter into an agreement in respect of such Change of Control transaction as soon as is reasonably practical, on terms no less favorable to Nephros than the terms proposed to such Person. In the event that Nephros fails to provide a right of first refusal notice within such one hundred twenty (120)-day period, Medica shall be able to enter into such Change of Control transaction with such Person that was the subject of the right of first refusal, provided that the terms of any such arrangement with such Person shall not be any more favorable to such Person than the terms that Medica last offered to Nephros. If Medica fails to close the Change of Control transaction within sixty (60) days after termination of the right of first refusal without exercise, then the rights of Nephros under this Section 7.1 shall be reinstated and applicable to any other proposed Change of Control transactions by Medica.

7.2       Assumption of Obligations in Connection with a Change of Control. The Party pursuing a Change of Control transaction shall require the acquirer to expressly assume such Party’s obligations under this Agreement in writing.

8.            Patents and Infringement Matters.

8.1       Prosecution and Maintenance of Patents.

8.1.1       Nephros shall have the right to prepare, file, prosecute, maintain and extend all Patent Rights covering the Joint Patents and related applications. Nephros shall use commercially reasonable efforts to prepare, file, prosecute and maintain, and shall consult with Medica prior to abandoning, any Joint Patents or related applications that are material to and relevant to the matters contemplated in this Agreement. If Nephros fails to undertake (or, after commencement of such filing, prosecution and/or maintenance, ceases) the prosecution or the maintenance of any such Patent Rights, then Medica shall have the right, at its election but not obligation, and Medica shall be entitled, at its sole cost and expense, to file, prosecute and/or maintain such Joint Patent in the Territory in the name of Nephros and shall be entitled to reimbursement for its expenses upon an agreed upon recovery schedule.

8.1.2       Each of the Parties shall execute or have executed by its appropriate agents such documents as may be necessary to obtain, perfect or maintain any Patent Rights covering the Joint Patents filed or to be filed pursuant to this Agreement, and shall cooperate with the other Party so far as reasonably necessary with respect to furnishing all information and data in its possession reasonably necessary to obtain or maintain such patent rights.

8.1.3       Nephros shall determine, in consultation with Medica, if a Joint Invention warrants patent protection, or whether it should be kept as a trade secret or know-How. If Nephros decides that a patent application should be prepared, filed and prosecuted as a Joint Invention, then the claims, strategy, timing and location of first filing said patent shall be mutually agreed upon by the Parties and costs shared equally or as otherwise agreed by the Parties. If Nephros decides not to go forward with a patent application the Joint Invention will remain know-how available to both Parties subject to Section 9 and neither Party shall publish on or license the know-how without the prior written agreement of the other Party.

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8.2       Protection of the Joint Patents and Joint Inventions.

8.2.1       In case of an infringement of the Joint Patents or Intellectual Property rights covering the Joint Inventions in the Territory by a Third Party, Nephros shall decide whether to act or not in order to protect the Joint Patents or Joint Inventions in its sole discretion. Nephros shall have the sole and exclusive right to select counsel for any suit initiated pursuant to this Section 8.2.

8.2.2       In the event that Nephros determines not to act to protect the Joint Patents or ceases an enforcement action after commencement, Medica may, with prior written authorization by Nephros, act in order to protect the Joint Patents at its sole expense and retain any recovery in connection therewith, subject to reimbursement of any expenses incurred by Nephros in connection with an enforcement action commenced under Section 8.3.1.

8.2.3       If a Party is rewarded financially as a result of successfully enforcing the Joint Patents or Joint Inventions against an infringement, the Parties shall share in any such financial rewards in the same proportion the Parties share royalties are shared in Section 4.2. If required under Applicable Law in order for the Party to initiate and/or maintain such suit, the other Party shall join as a party to the suit. The other Party shall, in any case, whether required by Applicable Law or not, offer reasonable assistance to the initiating Party in connection therewith.

8.3       Patent Invalidity Claims; Claimed Infringement.

8.3.1       If a Third Party at any time asserts a claim that any Joint Patents are invalid or otherwise unenforceable (an “Invalidity Claim”), control of the response to such claim in the Territory shall, as between the Parties, be determined in the same manner as enforcement rights with respect to such Joint Patents is determined pursuant to Section 8.2, and the non-controlling Party shall cooperate with the controlling Party in the preparation and formulation of such response, and in taking other steps reasonably necessary to respond, to such Invalidity Claim. Neither Party shall settle or compromise any Invalidity Claim without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. If an Invalidity Claim is asserted with respect to the Joint Patents or any Patent Rights covered by the Joint Inventions, the Parties shall cooperate and shall mutually agree upon an appropriate course of action and shall share equally in the cost and expense of such action.

8.3.2       In the event that a Party becomes aware of any claim that the practice by either Party of the Joint Patents, Intellectual Property rights covering Joint Inventions, the Medica IP, or the Nephros IP infringes the Intellectual Property rights of any Third Party, such Party shall promptly notify the other Party. In any such instance, the Parties shall cooperate and shall mutually agree upon an appropriate course of action. Each Party shall provide to the other Party copies of any notices it receives from third parties regarding any patent nullity actions, any declaratory judgment actions and any alleged infringement or misappropriation of Third Party Intellectual Property relating to the Commercialization, manufacture or supply of the Products. Such notices shall be provided promptly, but in no event after more than fifteen (15) days following receipt thereof.

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9.            Confidentiality.

9.1       General. Pursuant to the terms of this Agreement, each of Nephros and Medica (in such capacity, the “Disclosing Party”) has disclosed and will be disclosing to the other Party, and to the officers, directors, employees, agents and/or representatives of each (in such capacity, the “Receiving Party”) certain secret, confidential or proprietary data, trade secrets, know-how, intellectual property and related information, including, without limitation, operating methods and procedures, marketing, manufacturing, distribution and sales methods and systems, sales figures, pricing policies and price lists and other business information (“Confidential Information”). The Receiving Party shall make no use of any Confidential Information of the Disclosing Party except in the exercise of its rights and the performance of its obligations set forth in this Agreement. The Receiving Party: (a) shall keep and hold as confidential, and shall cause its officers, directors, employees, agents and representatives to keep and hold as confidential, all Confidential Information of the Disclosing Party; and (b) shall not disclose, and shall cause its officers, directors, employees, agents and representatives not to disclose, any Confidential Information of the Disclosing Party. A Disclosing Party’s Confidential Information shall, at all times be and remain the property of the Disclosing Party, its Affiliates and/or licensors, which shall retain the sole and exclusive right, title and/or interest thereto. A Receiving Party shall have no right to use a Disclosing Party’s Confidential Information except as expressly set forth in this Agreement.

9.2       Exceptions. The above restrictions on the use and disclosure of Confidential Information shall not apply to any information which: (a) is already known to the Receiving Party at the time of disclosure by the Disclosing Party, as demonstrated by competent proof (other than as a result of prior disclosure under any agreement between the Parties with respect to confidentiality); (b) is or becomes generally available to the public other than through any act or omission of the Receiving Party in breach of this Agreement; (c) is acquired by the Receiving Party from a Third Party who is not directly or indirectly under an obligation of confidentiality to the Disclosing Party with respect to same; or (d) is developed independently by the Receiving Party without use, direct or indirect, of Confidential Information. In addition, nothing in this Section 9 shall be interpreted to limit the ability of either Party to disclose its own Confidential Information to any other Person on such terms and subject to such conditions as it deems advisable or appropriate. Notwithstanding anything in this Agreement to the contrary, during the Term Medica shall keep and hold as confidential the trade secrets and know-how relating to the manufacturing of fiber for the Products without regard to Section 9.2.

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9.3       Permitted Disclosures. It shall not be a breach of Section 9.1 if a Receiving Party discloses Confidential Information of a Disclosing Party: (a) pursuant to Applicable Law, including securities laws applicable to a public company, to any Governmental Authority; or (b) in a judicial, administrative or arbitration proceeding to enforce such Party’s rights under this Agreement; provided, that, the Receiving Party (i) provides the Disclosing Party with as much advance written notice as possible of the required disclosure, (ii) reasonably cooperates with the Disclosing Party in any attempt to prevent, limit or seek confidential treatment for the disclosure, and (iii) discloses only the minimum amount of Confidential Information necessary for compliance.

9.4       Confidential Terms. Each Party acknowledges and agrees that the terms and conditions of this Agreement shall be considered Confidential Information of each Party and shall be treated accordingly. Notwithstanding the foregoing, each Party acknowledges and agrees that the other may be required to disclose some or all of the information included in this Agreement in order to comply with its obligations under securities laws, and hereby consents to such disclosure to the extent deemed advisable or appropriate by its respective counsel (but only after consulting with the other to the extent practicable). The Parties may also disclose the existence of this Agreement and terms thereof to their directors, investors, officers, employees, attorneys, accountants and other advisers on a need to know basis provided such Persons are under obligations of confidentiality substantially similar to this Section 9.

9.5       Equitable Remedies. Each Party specifically recognizes that any breach by it of this Section 9 may cause irreparable injury to the other Party and that actual damages may be difficult to ascertain, and in any event, may be inadequate. Accordingly (and without limiting the availability of legal or equitable, including injunctive, remedies under any other provisions of this Agreement), each Party agrees that in the event of any such breach, the other Party shall be entitled to seek injunctive relief and such other legal and equitable remedies as may be available.

9.6       Return. Upon the expiration or termination of this Agreement, or at any time at Disclosing Party’s request: (a) Receiving Party shall promptly return to Disclosing Party or destroy all materials (in written, electronic or other form) containing or constituting Proprietary Information of Disclosing Party, including any copies and extracts thereof; and (b) Receiving Party shall not use such Confidential Information in any way for any purpose.

9.7       Evidence copy. As an exception to Section 9.6, the Receiving Party will be able to make an electronic or paper copy of the materials returned to the Disclosing Party and deposit it with its lawyer as evidence of the return and future verifications.

10.          Indemnification; Limitation of Liability.

10.1         Indemnification by Medica. Medica shall, at its cost and expense, indemnify on demand, defend, and forever hold harmless Nephros and its Affiliates from and against any Claim arising out of or resulting from: (a) any breach by Medica or any of its Agents or Affiliates of any obligation, representation, or warranty of Medica under this Agreement; (b) any negligence, error, or omission by Medica or any of its Agents of Affiliates with respect to its or their obligations under or by reason of this Agreement; (c) any violation of Applicable Law that materially adversely impacts Nephros; (d) any fine, penalty, litigation cost, or other assessment of any kind, including, without limitation, those levied by any Governmental Authority; or (e) infringement by the Product resulting from the Improvements of a patent or trademark of any Person, except to the extent that any such Claim shall be within the indemnification obligations of Nephros under Section 10.2.

10.2         Indemnification by Nephros. Nephros shall, at its cost and expense, indemnify on demand, defend, and forever hold harmless Medica and its Affiliates from and against any Claim arising out of or resulting from: (a) any breach by Nephros or any of its Agents of any obligation, representation, or warranty of Nephros under this Agreement; (b) any negligence, error, or omission by Nephros or any of its Agents with respect to its or their obligations under this Agreement; or (c) any violation of Applicable Law that materially adversely impacts Medica, except to the extent that any such Claim shall be within the indemnification obligations of Medica under Section 10.1.

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10.3         Procedure for Indemnification.

10.3.1       Notice. In the case of a Claim made by Third Party (a “Third Party Claim”) as to which a Party (the “Indemnitor”) may be obligated to provide indemnification pursuant to this Agreement, such Party seeking indemnification hereunder (“Indemnitee”) will notify the Indemnitor in writing of the Third Party Claim (and specifying in reasonable detail the factual basis for the Third Party Claim and to the extent known, the amount of the Third Party Claim) reasonably promptly after becoming aware of such Third Party Claim; provided, however, that failure to give such notification will not affect the indemnification provided hereunder except to the extent the Indemnitor shall have been actually materially prejudiced as a result of such failure.

10.3.2       Defense of Claim. If a Third Party Claim is made against an Indemnitee, the Indemnitor will be entitled, within thirty (30) days after receipt of written notice from the Indemnitee of the commencement or assertion of any such Third Party Claim, to assume the defense thereof by providing written notice to Indemnitee of its intention to assume the defense of such Third Party Claims within said thirty (30) day period (at the expense of the Indemnitor) with counsel selected by the Indemnitor and reasonably satisfactory to the Indemnitee for so long as the Indemnitor is conducting a good faith and diligent defense. Should the Indemnitor so elect to assume the defense of a Third Party Claim, the Indemnitor will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, that if under applicable standards of professional conduct a conflict of interest exists between the Indemnitor and the Indemnitee in respect of such claim, such Indemnitee shall have the right to employ separate counsel to represent such Indemnitee with respect to the matters as to which a conflict of interest exists and in that event the reasonable fees and expenses of such separate counsel shall be paid by such Indemnitor; provided, further, that the Indemnitor shall only be responsible for the reasonable fees and expenses of one separate counsel for such Indemnitee. If the Indemnitor assumes the defense of any Third Party Claim, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor. If the Indemnitor assumes the defense of any Third Party Claim, the Indemnitor will promptly supply to the Indemnitee copies of all correspondence and documents relating to or in connection with such Third Party Claim and keep the Indemnitee informed of developments relating to or in connection with such Third Party Claim, as may be reasonably requested by the Indemnitee (including, without limitation, providing to the Indemnitee on reasonable request updates and summaries as to the status thereof). If the Indemnitor chooses to defend a Third Party Claim, all Indemnitees shall reasonably cooperate with the Indemnitor in the defense thereof (such cooperation to be at the expense, including reasonable legal fees and expenses, of the Indemnitor). If the Indemnitor does not elect to assume control by written acknowledgement of the defense of any Third Party Claim within the thirty day period set forth above, or if such good faith and diligent defense is not being or ceases to be conducted by the Indemnitor, the Indemnitee shall have the right, at the expense of the Indemnitor, after three (3) business days’ notice to the Indemnitor of its intent to do so, to undertake the defense of the Third Party Claim for the account of the Indemnitor (with counsel selected by the Indemnitee), and to compromise or settle such Third Party Claim, exercising reasonable business judgment.

10.3.3       Settlement of Claims. If the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee for a Third Party Claim, the Indemnitee will agree to a reasonable settlement, compromise or discharge of such Third Party Claim that the Indemnitor may recommend that by its terms obligates the Indemnitor to pay the full amount of Liabilities (whether through settlement or otherwise) in connection with such Third Party Claim and unconditionally and irrevocably releases the Indemnitee completely from all Liabilities in connection with such Third Party Claim; provided, however, that, without the Indemnitee’s prior written consent, the Indemnitor shall not consent to any settlement, compromise or discharge (including, without limitation, the consent to entry of any judgment), and the Indemnitee may refuse to agree to any such settlement, compromise or discharge, that provides for injunctive or other nonmonetary relief affecting the Indemnitee. If the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee for a Third Party Claim, the Indemnitee shall not (unless required by Law) admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnitor’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

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10.4         Assumption of Defense. Notwithstanding anything to the contrary contained herein, an Indemnitee shall be entitled to assume the defense of any Third Party Claim with respect to the Indemnitee upon written notice to the Indemnitor pursuant to this Section 10.4, in which case, the Indemnitor shall be relieved of liability under Section 10.1 or 10.2, as applicable, solely for such Third Party Claim.

10.5         Direct Claims. Any Claim which does not involve a Third Party Claim (a “Direct Claim”) shall be asserted by reasonably prompt written notice (stating in reasonable detail, the basis of such claim and a reasonable estimate of the amount thereof) given by the Indemnitee to the Indemnitor. For a period of sixty (60) days from and after the receipt of the written notice the Parties shall attempt in good faith to resolve such Direct Claim. If the parties are unable to resolve such Direct Claim, the party seeking recourse may thereafter institute proceedings under Section 12.13 to enforce said Direct Claim.

10.6         Limitation of Liability. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OF ITS AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY SUCH OTHER PARTY OR ITS AFFILIATES IN CONNECTION WITH A BREACH OR ALLEGED BREACH OF THIS AGREEMENT. THE FOREGOING SENTENCE SHALL NOT APPLY IN CASES OF FRAUD OR BREACHES OF THIS AGREEMENT MADE INTENTIONALLY IN BAD FAITH OR IN RECKLESS DISREGARD FOR THE PROVISIONS OF THIS AGREEMENT AND SHALL NOT LIMIT THE OBLIGATIONS OF EITHER PARTY TO INDEMNIFY THE OTHER PARTY FOR THIRD PARTY CLAIMS UNDER THIS SECTION 10.

11.          Term and Termination.

11.1         This Agreement shall commence on the Effective Date and shall continue in effect through December 31, 2022, or until terminated by either Party in accordance with this Agreement.

11.2         Either Party shall have the right to terminate this Agreement at any time for a material breach of this Agreement by the other Party, provided that the non-breaching Party shall have first given thirty (30) days prior written notice to the breaching Party describing such material breach and stating the non-breaching Party’s intention to terminate this Agreement if such material breach remains uncured, and the breaching Party thereafter fails to cure such material breach within thirty (30) days thereafter.

11.3         This Agreement may be terminated by Medica upon written notice: (a) upon Nephros’s failure to cure a monetary default under this Agreement within thirty (30) days after written notice thereof is provided to Nephros; and (b) in respect of any calendar year commencing April 23, 2014, if aggregate royalties payable to Medica under Section 4.2 fall below €10,000, other than due to a Supply Interruption or otherwise due to the fault of Medica.

11.4         This Agreement may be terminated by Nephros upon ninety (90) days’ written notice to Medica for convenience.

11.5         If either Party becomes insolvent, makes an assignment for the benefit of its creditors, is placed in the hands of a receiver or liquidates its business, and such action is not cured within thirty (30) days, then, in any such case, the other Party shall have the immediate right, in its sole discretion, to terminate this Agreement by giving written notice to that Party.

11.6         No termination hereunder shall constitute a waiver of any rights or causes of action that either Party may have for any acts or omissions or breach hereunder by the other Party prior to the termination date.

11.7         The following provisions shall survive the expiration or termination of this Agreement: Section 1, Section 3.4, Section 4.7, Section 5, Section 7, Section 8, Section 9, Section 10, this Section 11.7, Section 12, and provisions relating to accrued payment obligations.

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12.          Miscellaneous.

12.1         Compliance with Laws. At all times during the Term, each Party shall comply in all material respects with Applicable Law in effect in the Territory that is applicable to the Products or the conduct of business under this Agreement.

12.2         Independent Contractor. Neither Nephros nor Medica, together in each case with their respective employees or representatives, are under any circumstances to be considered as employees, partners, joint venturers, agents or representatives of the other by virtue of this Agreement, and neither shall have the authority or power to bind the other or contract in the other’s name.

12.3         Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when so delivered in person, by overnight courier, or by facsimile transmission (with receipt confirmed by automatic transmission report), as follows:

If to Nephros:       Nephros, Inc.

41 Grand Ave

River Edge, NJ 07661

Attn: Mr. Paul Mieyal

Facsimile: +1.201.343.5207

If to Medica:        Medica S.p.A.

Via Degli Artigiani, 7

41036 Medolla (MO) - ITALY

Attn: Luciano Fecondini

Facsimile: (+39) 0535 52605

Either Party may by notice given in accordance with this Section 12.3 to the other Party designate another address or person for receipt of notices hereunder.

12.4         Binding Effect; No Assignment; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Nephros nor Medica may assign any of its rights or delegate any of its liabilities or obligations hereunder without the prior written consent of the other whether in connection with a Change of Control or otherwise. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than Medica and Nephros and their respective successors and permitted assigns any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for Affiliates entitled to indemnification pursuant to Section 10.

12.5         No Implied Waivers; Rights Cumulative. No failure on the part of Nephros or Medica to exercise and no delay in exercising any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, including the right or power to terminate this Agreement, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

12.6         Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

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12.7         Force Majeure. Neither Party shall be liable for delay in delivery or nonperformance (except for any obligation for the payment of money), in whole or in part, nor shall the other Party have the right to terminate this Agreement except as otherwise specifically provided in this Section 12.7, where delivery or performance has been affected by a condition beyond a Party’s reasonable control, including fires, floods, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorism, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority; provided that the Party affected by such a condition shall, within ten (10) days of its occurrence, give notice to the other Party stating the nature of the condition, its anticipated duration and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is reasonably required and the nonperforming Party shall use its best efforts to remedy its inability to perform; provided, however, that in the event the suspension of performance continues for ninety (90) days after the date of the occurrence, and such failure to perform would constitute a material breach of this Agreement in the absence of such force majeure event, the nonaffected Party may terminate this Agreement immediately by written notice to the other Party.

12.8         Section Headings; Construction. The headings of Sections in this Agreement are provided for convenience only and shall not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms and shall be deemed to be following by the words “without limitation.”

12.9         Amendment; Waiver. This Agreement may not be amended except by an instrument signed by each of the Parties hereto. Any Party hereto may: (a) extend the time for the performance of any of the obligations or other acts of another Party hereto; or (b) waive compliance with any of the agreements of another Party or any conditions to its own obligations, in each case only to the extent such obligations, agreements, or conditions are intended for its benefit; provided, however, that any such extension or waiver shall be binding upon a Party only if such extension or waiver is set forth in a writing executed by such Party.

12.10         Rules of Construction. The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document.

12.11         Publication. Nephros and Medica agree not to issue any press relate or other public statement disclosing the existence of or relating to this Agreement or the Ancillary Agreements without the express written consent of the other Party; provided, however, that neither Party shall be prevented from complying with any duty of disclosure it may have pursuant to Applicable Law, including securities laws applicable to a public company, subject to notifying the other Party in writing and giving such other Party reasonable time to comment on the same prior to disclosure.

12.12         Expenses. Except as expressly set forth herein, each Party hereto shall bear all fees and expenses incurred by such Party in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including attorneys’, accountants’ and other professional fees and expenses.

12.13         Governing Law/Disputes. This Agreement shall be construed and governed in all respects, and the respective rights of the Parties determined, according to the substantive laws of the State of New York, U.S., without regard to its conflict of laws principles. The application of the United Nations Convention on Contracts for the International Sales of Goods is hereby expressly excluded. Any controversy or claim arising out of or relating to this Agreement or the applicability of this Section 12.13 that is not resolved amicably will be determined by binding arbitration under the Rules of Arbitration of the International Chamber of Commerce. Such arbitration shall be conducted by a sole arbitrator mutually selected by written agreement of the Parties. In the event that the Parties are not able to mutually select the sole arbitrator, the arbitration shall be conducted by a panel of three (3) arbitrators, consisting of one neutral arbitrator to be selected by each of the Parties and a third neutral arbitrator to be selected jointly by the two (2) arbitrators selected by the Parties. Each arbitrator shall be an attorney actively engaged in the practice of law for at least ten (10) years and shall have experience with and knowledge of the medical device industry. The place of the arbitration will be New York, New York. The language of the arbitration shall be English. Prior to commencement of hearings, each of the arbitrators appointed must provide an oath of impartiality. Judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The cost of any such arbitration shall be divided equally by Nephros and Medica, with each Party bearing its own attorneys’ fees and costs. Notwithstanding anything to the contrary contained in this Agreement, either Party shall have the right to bring an action or Claim for interim measures, including specific performance or injunctive relief, in order to preserve its rights or enforce the obligations of the other Party under this Agreement, in any court of competent jurisdiction or having jurisdiction over any of the Parties or their respective assets, without the need to submit such matter to arbitration under this Section 12.13.

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12.14         Entire Agreement. This Agreement together with its Exhibits, contains the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, among the Parties thereto.

12.15         Counterparts; Facsimile Signatures. This Agreement may be executed in multiple counterparts, all of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document. Signatures provided by facsimile transmission shall be deemed to be original signatures.

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the Effective Date.

NEPHROS, INC.		MEDICA S.R.L.

By:	/s/ Gerald J. Kochanski	By:	/s/ Luciano Fecondini
	Gerald J. Kochanski		Luciano Fecondini
	Chief Financial Officer		Chief Executive Officer

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